LETTER AGREEMENT

Russell Investment Company

1301 Second Avenue, 18th Floor

Seattle, WA 98101

Re:	Amended and Restated Transfer Agency and Service Agreement

Pursuant to Section 13.1 of the Amended and Restated Transfer Agency and Service Agreement between Russell Investment Company (“RIC”) and Russell Fund Services Company (“RFSC”) dated January 1, 2008 (the “Agreement”), RIC hereby advises you that it is creating two new funds to be named the Select U.S. Equity Fund and the Select International Equity Fund (the “New Funds”). RIC desires RFSC to serve as Transfer Agent with respect to the New Funds pursuant to the terms and conditions of the Agreement. The fees to be charged by the Transfer Agent in return for its services shall be as set forth on Schedule 2.1 of the Agreement.

Please indicate your acceptance to act as Transfer Agent with respect to the New Funds by executing this Letter Agreement and returning to the undersigned.

Sincerely,

RUSSELL INVESTMENT COMPANY

By:
Mark E. Swanson Treasurer

Accepted this      day of                 , 2014.

RUSSELL FUND SERVICES COMPANY

By:
Sandy Cavanaugh President